Exhibit 5.1

Zürich	Roland Truffer	Astrid Gilli	Patrik Odermatt	Dr. David P. Henry	Lugano		Konsulenten
Dr. Christian Steinmann	Dr. Corrado Rampini	Michael Barrot	Florian Schönknecht	Corinne Bühler	Dr. Felix R. Ehrat		Dr. Thomas Bär
Dr. Nedim Peter Vogt	Dr. Dieter Dubs°°	Andrea Boog	Simon Meyer		Paolo Bottini*		Dr. Robert Karrer
Dr. Felix R. Ehrat	Dr. Thomas U. Reutter	Nadja Jaisli	Olivia Pelli	Genf	Dr. Cesare Jermini		Dr. Hans-Ulrich Freimüller
Prof. Dr. Rolf Watter	Dr. Mani Reinert	Dr. Till Spillmann	Dr. Martin Liebi	Christophe Buchwalder	Massimo Vanotti		Dr. Peter J. Kienast
Daniel Hochstrasser	Dr. Christoph Neeracher	Phyllis Scholl	Yvonne Studer	Dr. Cédric Chapuis	Andrea Gamba		Dr. Marc Blessing
Peter Reinarz*	Dr. Peter Hsu	Bernhard H. Heusser	Raphael Cica	Saverio Lembo	Nicola Bernardoni		Gianpaolo Arrigoni
Dr. Andreas Länzlinger	Thomas Rohde	Dr. Karin Beyeler	Dr. Larissa Marolda Martínez	Anne Valérie Julen Berthod	Edoardo Buzzi		Dr. Robert E. Züllig
Urs Brügger	Flavia I. Bieri Bürge	Dr. Charlotte Wieser	Karim Maizar	Prof. Dr. Rashid Bahar			Prof. Dr. Marc Amstutz
Dr. Ralph Malacrida	Sten E. D. Rasmussen	Dr. Manuel Arroyo	Dr. Christian Koelz	Ludivine Boisard	Zug		Stephanie Comtesse
Eric Stupp	Dr. Michael G. Noth	Tina Balzli	Daniele Lardi	Dr. Andrew M. Garbarski	Michael Trippel
Michele Bernasconi	Urs Kägi	Dr. Christoph O. Schmid*	Dr. Flavio Lardelli	Marie-Christine Balzan	Thomas Stoltz°
Dr. Daniel U. Lehmann*°°	Ariane Riedi Wirth	Claudia Keller-Peter	Ramon Pozzi	Aurélie Conrad	Dr. Daniela Fiorillo
Dr. Markus Wang	Dr. Katja Roth Pellanda	Roman Huber	Anina Wissner	Dr. Stéphane Manaï	Felix Kappeler*	*	Eidg. Dipl. Steuerexperte
Tina Wüstemann	Prof. Dr. Rashid Bahar	Laura Widmer	Dr. Markus Jäger		Birgit Urbons	*	Notar / Notarin
Dr. Andreas J. Bär Matthew T. Reiter	Andrea B. Bolliger* Dr. Mariel Hoch Classen	Delphine Pannatier Kessler Céline P. Schmidt	PD Dr. Markus Schott Nicola Bonassi			**	nicht als Rechtsanwalt / Rechtsanwältin zugelassen

Tyco Electronics Ltd.

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

Zurich, June 10, 2010

368401/200/tho/b19931484.doc

Registration Statement on Form S-8

Dear Sir or Madam

We act as Swiss counsel to Tyco Electronics Ltd. (the “Company”).

This opinion is being rendered at the request of the Company in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 (the “Registration Statement”) of an additional 15,000,000 registered shares, par value CHF 1.91 per share of the Company (the “Common Shares”) which may be issued from time to time under the Tyco Electronics Ltd. 2007 Stock and Incentive Plan (Amended and Restated as of March 10, 2010) (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including certified extracts of the Commercial Register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”), the Company’s certified articles of association dated March 10, 2010 (the “Articles”), and documents and confirmations filed with the Commercial Register by the Company.

In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any new Common Shares will be issued and delivered under the Plan, they will be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations (“CO”) and the Articles, (ii) out of authorized share capital in accordance with articles 651 et seq. CO and the Articles, in particular Article 5, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 6. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that each Common Share of the Company will be, when issued and delivered on the terms and conditions referred to herein and in the Plan, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG